Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Third Quarter Fiscal 2012 Operating Income of $16.2
million and Diluted Earnings Per Share of $0.18

RACINE, WI, February 3, 2012 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the third quarter ended December 31, 2011. Highlights versus the same period last year include:

•	Sales of $373.3 million, up 3.7 percent;
•	Operating income of $16.2 million, up 77.4 percent;
•	Other expense included $2.1 million of losses due to changes in foreign currency rates; and
•	Net earnings of $8.3 million, resulting in diluted earnings per share of $0.18, up 50 percent.

"We had another solid quarter, with a $7.1 million or 77 percent improvement in earnings from operations," said Modine President and Chief Executive Officer, Thomas A. Burke. "Our net earnings were negatively impacted by $2.1 million of foreign exchange losses and a $2.2 million asset write-off.  Despite these impacts, our earnings per share increased 50 percent."

"Also during the quarter, we began to see softening in the European truck and premium automotive markets, and our Asian customers began working down inventory levels in the construction equipment market.  These factors, combined with the foreign exchange losses, are prompting us to lower full year fiscal 2012 guidance for revenue growth and earnings per share."

Third Quarter Financial Results

Net sales in the third quarter of fiscal 2012 improved $13.2 million, or 3.7 percent, from the third quarter of fiscal 2011. Excluding foreign currency, net sales increased 4.7 percent from the prior year.  The most significant improvements were within the commercial vehicle and off-highway markets in North America, South America and Asia as well as in our Commercial Products segment.    Gross profit increased 5.7 percent, or $3.2 million, on the increased sales volumes, resulting in a gross margin of 16.0 percent. Selling, general and administrative (SG&A) expense decreased $3.9 million year over year, primarily due to a decrease in management compensation expense and the impact of a reversal of a contingent liability related to a previously reported trade compliance issue that has been successfully resolved, partially offset by a $2.2 million asset write-off in Europe. Operating income increased $7.1 million or 77.4 percent from the third quarter of fiscal 2011 to $16.2 million, as a result of the higher gross profit and lower SG&A expenses. Other expense of $1.7 million represents a $1.9 million decrease from other income of $0.2 million during the same period last year due to unfavorable foreign currency losses on intercompany loans and other transactions denominated in foreign currencies. Net earnings of $8.3 million represents a $2.7 million improvement, or a 49.5 percent increase, from net earnings of $5.6 million for the same period last year.

Net debt was $139.4 million at the end of the quarter, a decrease of $1.7 million from the end of the second quarter of fiscal 2012, including $26.1 million of cash at the end of the quarter.

Third Quarter Segment Results

Original Equipment - North America segment sales increased 2.2 percent to $139.2 million, compared to $136.2 million one year ago. The increase was driven primarily by higher volumes in the heavy duty truck market, partially offset by decreases in the specialty vehicle market and in the automotive sector. As previously announced, volumes in our automotive sector are decreasing as certain North American automotive programs wind down.  Gross margin improved 40 basis points, driven primarily by increased plant performance efficiencies. Operating income increased $4.5 million or 73.3 percent to $10.6 million compared to the prior year due to higher gross profit and lower SG&A expense.

South America segment sales increased 15.7 percent to $42.2 million, compared to $36.4 million one year ago, primarily in the commercial vehicle and off-highway markets. Sales continued to benefit from the pre-buy of commercial vehicles ahead of the 2012 change in emissions standards.  Operating income of $4.0 million more than doubled from the prior year due to higher gross profit on the higher sales volume and lower SG&A expense.

Original Equipment - Europe segment sales were flat at $139.9 million and gross margin improved 60 basis points from the same period last year. Operating income decreased $1.6 million from the prior year to $5.8 million, primarily due to an asset write-off related to a change in manufacturing strategy associated with the OrigamiTM heat exchanger assembly.

Original Equipment - Asia segment sales increased 23.7 percent to $20.9 million, while gross margin fell to 6.2 percent compared to a gross margin of 7.6 percent one year ago. This performance reflects the continued sales growth driven by increased program launch activity and the additional costs related to the conversion of the Shanghai plant from assembly to manufacturing.  Operating income decreased $0.6 million to a loss of $1.5 million compared to a loss of $0.9 million in the prior year, as a result of higher SG&A expenses to support future sales growth and heavy launch activity.

Commercial Products segment sales increased 10.5 percent to $39.3 million compared to $35.6 million one year ago, primarily due to volume increases in both North America and the United Kingdom. Gross margin decreased by 170 basis points, primarily due to higher material costs.  Operating income increased $0.3 million from the prior year to $5.8 million. This increase is primarily due to improved gross profit on the higher sales.

Outlook

"The decline in certain foreign exchange rates has resulted in nearly $8 million of losses in the first nine months of this fiscal year," Burke commented. "Our exposure to these foreign exchange changes, combined with the recent softness in our European and Asian markets, is causing us to adjust our full year expectations."

The company is adjusting full year fiscal 2012 guidance, as follows:

•	Year-over-year sales growth of 8 to 10 percent;
•	Earnings per diluted share at $0.70 to $0.75;
•	Operating income margin in the range of 4.1 to 4.5 percent; and
•	Capital expenditures in a range of $70 to $75 million.

"With one quarter remaining, and despite some economic headwinds, we continue to see this fiscal year as another positive step in Modine’s repositioning," Burke commented.  "Based on our current outlook, we will deliver a year of solid revenue growth, margin improvement and significant earnings growth."

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, February 3, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2012 third quarter results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. The dial-in phone number for the audio portion of the call is 800.435.1398 (international dial-in 617.614.4078); access code 11769218. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com after February 3, 2012. A call-in replay will be available through midnight on February 3, 2012, at 888.286.8010 (international replay 617.801.6888); access code 43491369. The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company's website, after February 5, 2012.

About Modine

Modine, with fiscal 2011 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,800 people at 27 facilities worldwide in 14 countries. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2011 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011. Other risks and uncertainties include, but are not limited to, the following: operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, and restrictions associated with importing and exporting and foreign ownership, and in particular the recent slowing of certain markets in China and the economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers; Modine's continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission. The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to judge liquidity. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be, viewed as substitutes for the GAAP measures. The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition - Net debt

The sum of short- and long-term debt, less cash on hand. This is an indicator of the company's debt position after considering on hand cash balances.

Definition - Free cash flow

The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes. This is a liquidity measure of the cash available after funding ongoing operations and capital expenditures.

- Financial tables follow –

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In thousands, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010*	2011	2010*
Net sales	$373,282	$360,043	$1,188,435	$1,051,477
Cost of sales	313,539	303,496	997,242	880,185
Gross profit	59,743	56,547	191,193	171,292
Selling, general & administrative expenses	43,523	47,405	143,036	136,323
Operating income	16,220	9,142	48,157	34,969
Interest expense	2,893	2,602	9,180	30,239
Other expense (income) - net	1,667	(179)	7,552	(2,191)
Earnings from continuing operations before income taxes	11,660	6,719	31,425	6,921
Provision for income taxes	3,618	1,134	9,642	10,000
Earnings (loss) from continuing operations	8,042	5,585	21,783	(3,079)
Earnings (loss) from discontinued operations (net of income taxes)	364	(34)	737	(3,042)
Net earnings (loss)	8,406	5,551	22,520	(6,121)
Less: Net earnings attrbutable to noncontrolling interest	110	-	139	-
Net earnings (loss) attributable to Modine Manufacturing Company	$8,296	$5,551	$22,381	$(6,121)

Earnings (loss) from continuing operations attributable to Modine common shareholders:
Basic	$0.17	$0.12	$0.46	$(0.07)
Diluted	$0.17	$0.12	$0.46	$(0.07)

Net earnings (loss) attributable to Modine common shareholders:
Basic	$0.18	$0.12	$0.48	$(0.13)
Diluted	$0.18	$0.12	$0.48	$(0.13)

Weighted average shares outstanding:
Basic	46,533	46,235	46,457	46,114
Diluted	46,828	46,892	46,889	46,114

Comprehensive earnings (loss), which represents net earnings (loss) adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month periods ended December 31, 2011 and 2010 were ($349) and $3,584, respectively, and for the nine month periods ended December 31, 2011 and 2010, were ($12,439) and ($1,164), respectively.

Condensed consolidated balance sheets (unaudited)

(In thousands)
	December 31, 2011	March 31, 2011

Assets
Cash and cash equivalents	$26,098	$32,930
Trade receivables - net	185,867	219,189
Inventories	129,526	122,629
Other current assets	56,448	52,877
Total current assets	397,939	427,625
Property, plant and equipment - net	397,176	430,295
Other noncurrent assets	52,717	59,019
Total assets	$847,832	$916,939

Liabilities and shareholders' equity
Debt due within one year	$15,962	$9,087
Accounts payable	132,587	177,549
Other current liabilities	111,791	129,905
Total current liabilities	260,340	316,541
Long-term debt	149,550	138,582
Deferred income taxes	10,774	9,988
Other noncurrent liabilities	72,155	88,876
Total liabilities	492,819	553,987
Total equity	355,013	362,952
Total liabilities & equity	$847,832	$916,939

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2011 which were immaterial to prior  periods, but too significant to correct in the fourth quarter of fiscal 2011.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In thousands)
Nine months ended December 31,	2011	2010*

Cash flows from operating activities:
Net earnings (loss)	$22,520	$(6,121)
Adjustments to reconcile net earnings (loss) with net cash provided by (used for) operating activities:
Depreciation and amortization	43,368	42,127
Other - net	17,102	7,398
Net changes in operating assets and liabilities	(64,687)	(44,824)
Net cash provided by (used for) operating activities	18,303	(1,420)

Cash flows from investing activities:
Expenditures for plant, property and equipment	(45,262)	(31,119)
Proceeds from dispositions of assets	1,281	12,418
Settlement of derivative contracts	(1,762)	(48)
Other - net	610	3,709
Net cash used for investing activities	(45,133)	(15,040)

Cash flows from financing activities:
Net increase in debt	20,381	12,592
Other - net	923	543
Net cash provided by financing activities	21,304	13,135

Effect of exchange rate changes on cash	(1,306)	83

Net decrease in cash and cash equivalents	(6,832)	(3,242)

Cash and cash equivalents at beginning of the period	32,930	43,657

Cash and cash equivalents at end of the period	$26,098	$40,415

Condensed segment operating results (unaudited)
(In thousands)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010*	2011	2010*
Sales:
Original Equipment - Asia	$20,861	$16,859	$62,115	$41,623
Original Equipment - Europe	139,891	139,946	458,721	396,990
Original Equipment - North America (a)	139,201	136,188	444,684	417,632
South America	42,161	36,429	138,177	114,513
Commercial Products (a)	39,326	35,593	108,544	95,339
Segment sales	381,440	365,015	1,212,241	1,066,097
Corporate and administrative	263	379	577	1,157
Eliminations	(8,421)	(5,351)	(24,383)	(15,777)
Total net sales	$373,282	$360,043	$1,188,435	$1,051,477

Operating income/(loss):
Original Equipment - Asia	$(1,488)	$(883)	$(1,425)	$(2,530)
Original Equipment - Europe	5,791	7,421	25,219	21,473
Original Equipment - North America (a)	10,643	6,140	32,361	24,425
South America	3,951	1,182	9,828	9,972
Commercial Products (a)	5,796	5,458	12,064	11,194
Segment income from operations	24,693	19,318	78,047	64,534
Corporate and administrative	(8,448)	(10,158)	(29,765)	(29,576)
Eliminations	(25)	(18)	(125)	11
Income from operations	$16,220	$9,142	$48,157	$34,969

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2011 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

(a)
Segment operating results were retrospectively adjusted for comparative purposes to reflect the realignment of the Nuevo Laredo, Mexico facilityinto the Original Equipment - North America segment from the Commercial Products segment for the three and nine months ended December 31, 2010.

Modine Manufacturing Company
Net debt (unaudited)
(In thousands)

	December 31, 2011	March 31, 2011
Debt due within one year	$15,962	$9,087
Long-term debt	149,550	138,582
Total debt	165,512	147,669

Less: cash and cash equivalents	26,098	32,930
Net debt	$139,414	$114,739

Free cash flow (unaudited)
(In thousands)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
Net cash provided by (used for) operating activities	$15,147	$14,444	$18,303	$(1,420)
Net cash used for investing activities	(14,395)	(3,051)	(45,133)	(15,040)
Prepayment penalties on senior notes	-	-	-	16,570
Free cash flow	$752	$11,393	$(26,830)	$110

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers,262-636-1687
k.t.powers@na.modine.com